Exhibit 99.1

CONTACT:

PetSmart Investor Relations

(623) 587-2025

PetSmart Reports Results for the Third Quarter 2012

Q3 Earnings up 50% to $0.75 per Share; Comp Sales of 6.5%; Total Sales up 9%;

Comp Transactions up 2.3%; Chip Molloy, Executive Vice President and Chief Financial Officer, will be resigning in early 2014

PHOENIX, AZ—(November 14, 2012) - PetSmart, Inc. (NASDAQ: PETM) today reported earnings of $0.75 per share, up 50% compared to $0.50 per share in the third quarter of 2011. Net income totaled $82 million in the third quarter of 2012, compared to $56 million in the third quarter of 2011.

Total sales for the third quarter of 2012 increased 9% to $1.6 billion. The increase in net sales was partially impacted by $1 million in favorable foreign currency fluctuations. Comparable store sales, or sales in stores open at least a year, grew 6.5%, benefitting from comparable transactions growth of 2.3%. Services sales, which are included in total sales, grew 8% to $175 million.

During the third quarter, the company generated $133 million in operating cash flow, spent $40 million in capital expenditures, distributed $18 million in dividends, and repurchased $60 million of PetSmart stock. The company ended the quarter with $370 million in cash, cash equivalents and restricted cash and zero borrowings on its credit facility.

“Our performance in the third quarter was due to strength across all three merchandising categories, as well as across services,” said Bob Moran, Chairman and Chief Executive Officer. “We are executing well, and continue to define the pet specialty customer experience.”

“As a reminder, 2012 contains a 53rd week. For all of 2012, we anticipate comparable store sales growth of 6% to 7%, and total sales growth in the 10% to 11% range. We are raising our earnings per share guidance from a previous range of $3.30 to $3.40, to our current expectations of $3.47 to $3.51. The impact of the extra week is estimated to be $120 million in sales and $0.16 in EPS,” said Chip Molloy, Executive Vice President and Chief Financial Officer. “For the fourth quarter of 2012, we are expecting comparable store sales growth in the mid-single digit range, and earnings per share between $1.16 and $1.20, including the impact of the extra week.”

The company also announced that Chip Molloy, Executive Vice President and Chief Financial Officer, will be resigning in early 2014, to allow him to spend more time with his family, who now live in the southeast. Mr. Molloy will continue as Executive Vice President and Chief Financial Officer until June 2013, and will remain with the company as a special advisor until March 2014. “Chip has been an invaluable member of our management team over the past five years, and has been instrumental in designing a framework and creating a culture within the company that consistently pushes us to always consider our shareholders,” said Mr. Moran. “It is this foundation of focus and discipline that has contributed to our success over the past four years, and will remain a key pillar of our strategy well into the future.”

Conference call information

PetSmart management has scheduled a teleconference for 4:30 p.m. EST on November 14, 2012 to discuss results for the third quarter 2012. This teleconference will be webcast live for all investors at www.petm.com. The webcast will be available until the company announces results for the fourth quarter of 2012. In addition, you can listen to the call live by dialing 866-814-1933 (within the United States and Canada) or 703-639-1365 (for international callers), code 1596112.

A phone replay will be available through December 14, 2012, 11:59 p.m. EST, at 888-266-2081 in the United States and Canada, or at 703-925-2533 for international callers, code 1596112.

About PetSmart

PetSmart, Inc. (NASDAQ: PETM) is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company employs approximately 50,000 associates and operates more than 1,269 pet stores in the United States, Canada and Puerto Rico, over 195 in-store PetSmart® PetsHotel® dog and cat boarding facilities and is a leading online provider of pet supplies and pet care information (http://www.petsmart.com). PetSmart provides a broad range of competitively priced pet food and pet products; and offers dog training, pet grooming, pet boarding, PetSmart Doggie Day Camp SM day care services and pet adoption services. Since 1994, PetSmart Charities, Inc., an independent 501(c)(3) non-profit animal welfare organization and the largest funder of animal welfare efforts in North America, has provided more than $165 million in grants and programs benefiting animal welfare organizations. Through its in-store pet adoption partnership with PetSmart Charities®, PetSmart has helped save the lives of more than 5 million pets.

Forward-looking statements

This news release contains forward-looking statements concerning our expectations for future performance, including the statements comprising our 2012 guidance. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in general economic conditions; conditions affecting customer transactions and average ticket including, but not limited to, weather conditions or other seasonal events; our ability to compete effectively; disruption of our supply chain; our ability to effectively manage our growth and operations; changes in our cost structure; and changes in the legal or regulatory environment. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and we undertake no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. For additional information on these and other factors that arise when investing in PetSmart, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

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PetSmart, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share and store data)

(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2012	% of Sales	October 30, 2011	% of Sales	October 28, 2012	% of Sales	October 30, 2011	% of Sales
Merchandise sales	$1,444,683	88.7%	$1,326,819	88.6%	$4,303,625	88.2%	$3,941,641	88.1%
Services sales	175,018	10.7%	161,339	10.8%	546,899	11.2%	506,380	11.3%
Other revenue	9,810	0.6%	9,399	0.6%	28,547	0.6%	27,455	0.6%

Net sales	1,629,511	100.0%	1,497,557	100.0%	4,879,071	100.0%	4,475,476	100.0%

Cost of merchandise sales	1,008,278	61.9%	940,960	62.8%	2,989,671	61.3%	2,777,172	62.1%
Cost of services sales	128,911	7.9%	119,038	8.0%	392,152	8.0%	364,290	8.1%
Cost of other revenue	9,810	0.6%	9,399	0.6%	28,547	0.6%	27,455	0.6%

Total cost of sales	1,146,999	70.4%	1,069,397	71.4%	3,410,370	69.9%	3,168,917	70.8%

Gross profit	482,512	29.6%	428,160	28.6%	1,468,701	30.1%	1,306,559	29.2%
Operating, general and administrative expenses	342,958	21.0%	326,964	21.8%	1,038,736	21.3%	973,404	21.7%

Operating income	139,554	8.6%	101,196	6.8%	429,965	8.8%	333,155	7.4%
Interest expense, net	(13,375)	-0.8%	(14,038)	-0.9%	(41,054)	-0.8%	(42,740)	-1.0%

Income before income tax expense and equity income from Banfield	126,179	7.8%	87,158	5.8%	388,911	8.0%	290,415	6.5%

Income tax expense	(48,335)	-3.0%	(33,826)	-2.3%	(144,840)	-3.0%	(110,356)	-2.5%
Equity income from Banfield	4,472	0.3%	2,826	0.2%	11,448	0.2%	8,184	0.2%

Net income	$82,316	5.1%	$56,158	3.7%	$255,519	5.2%	$188,243	4.2%

Earnings per common share:
Basic	$0.76		$0.50		$2.36		$1.67

Diluted	$0.75		$0.50		$2.32		$1.65

Weighted average shares outstanding:
Basic	107,719		111,330		108,303		112,425
Diluted	109,333		113,081		110,117		114,399
Stores open at beginning of each period	1,249		1,197		1,232		1,187
Stores opened during each period	24		15		49		28
Stores closed during each period	(4)		(2)		(12)		(5)

Stores open at end of each period	1,269		1,210		1,269		1,210

PetSmart, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	October 28, 2012	January 29, 2012	October 30, 2011
Assets
Cash and cash equivalents	$298,090	$342,892	$271,252
Short-term investments	13,862	20,311	19,555
Restricted cash	71,916	70,189	61,439
Receivables, net	49,811	53,899	65,709
Merchandise inventories	765,831	644,864	707,997
Deferred income taxes	51,381	51,381	44,999
Prepaid expenses and other current assets	111,164	80,352	88,908

Total current assets	1,362,055	1,263,888	1,259,859

Property and equipment, net	997,361	1,067,028	1,064,993
Equity investment in Banfield	35,412	37,824	35,082
Deferred income taxes	85,308	93,485	95,426
Goodwill	44,248	44,084	44,266
Other noncurrent assets	44,623	37,775	34,336

Total assets	$2,569,007	$2,544,084	$2,533,962

Liabilities and Stockholders’ Equity
Accounts payable and bank overdraft	$266,708	$199,177	$228,431
Accrued payroll, bonus and employee benefits	161,030	158,079	149,032
Accrued occupancy expenses and deferred rents	74,106	68,584	72,563
Current maturities of capital lease obligations	60,023	54,219	52,446
Other current liabilities	181,381	201,247	169,733

Total current liabilities	743,248	681,306	672,205

Capital lease obligations	475,552	505,273	511,984
Deferred rents	75,948	81,403	82,565
Other noncurrent liabilities	117,248	122,273	121,068

Total liabilities	1,411,996	1,390,255	1,387,822

Stockholders’ Equity:
Preferred stock; $.0001 par value	—	—	—
Common stock; $.0001 par value	17	16	16
Additional paid-in capital	1,393,158	1,312,996	1,290,152
Retained earnings	1,711,574	1,507,054	1,420,471
Accumulated other comprehensive income	5,600	5,490	5,731
Less: Treasury stock	(1,953,338)	(1,671,727)	(1,570,230)

Total stockholders’ equity	1,157,011	1,153,829	1,146,140

Total liabilities and stockholders’ equity	$2,569,007	$2,544,084	$2,533,962